Exhibit 10.2

SECURED PROMISSORY NOTE

(Mutual of Omaha Bank, Loan No. 3700038-001)

Principal Amount: $34,000,000.00	August 3, 2009

For value received, Quest Software, Inc., a Delaware corporation (“Maker”) promises to pay, in lawful money of the United States, to Mutual of Omaha Bank, a federally chartered thrift, or its order (“Payee”), at 4657 MacArthur Court, Suite 1480, Newport Beach, California 92660, Attention: James S. Knight, or at any other place as the Holder of this Secured Promissory Note (“Note”) may designate from time to time, the principal sum of Thirty-Four Million and No/100 Dollars ($34,000,000.00), which has been advanced by Payee to Maker under the concurrently executed Loan and Security Agreement (“Loan Agreement”), together with interest per annum commencing from the date of this Note at the applicable rate described below. As used in this Note, the term “Holder” will mean Payee, each Participant (as described in the Loan Agreement, to the extent of their interest), and each subsequent transferee or owner of this Note. This Note evidences a loan (the “Loan”) from Payee to Borrower, and is subject to the terms and conditions of the Loan Agreement. This Note, the Loan Agreement, and all other documents evidencing, securing, and guarantying the Loan are referred to collectively as, the “Loan Documents”.

1. Payment. Unless accelerated by Holder as a result of a default under this Note, all principal and accrued interest will be due and payable as follows:

(a) From the date of this Note (the “Effective Date”) until the Scheduled Maturity Date (as hereinafter defined), interest will accrue at the fixed rate equal to the Adjusted Treasury Rate, which is 7.03% (the “Initial Rate”). On the First Payment Date (as hereinafter defined) and continuing until the Scheduled Maturity Date, Maker will make equal monthly installment payments of principal and interest, in arrears, in an amount sufficient to fully amortize the principal balance of the Note and all accrued interest at the Initial Rate over an amortization period of 25 years.

(b) The first monthly payment will be due on the first day of the calendar month following the Effective Date (the “First Payment Date”) and then on the first day of each succeeding calendar month until the Scheduled Maturity Date. If the Effective Date is any day other than the first day of the calendar month, then interest on the principal sum outstanding for the period commencing on the Effective Date through (and including) the last day of the month in which the Effective Date occurs shall be due and payable concurrently with the payment that is due on the First Payment Date.

(c) The “Scheduled Maturity Date” is the date upon which all principal and interest is due and payable and is the date that is the 5th anniversary of the Effective Date.

(d) As used above, the term “Adjusted Treasury Rate” means a per annum interest rate equal to the greater of: (i) 6.25% per annum; or (ii) 5.0% over (in excess of) the Five Year Treasury Rate. The term “Five Year Treasury Rate” means the Five Year

Treasury Constant Maturity rate as determined by the United States Treasury and published by the Federal Reserve Board as of the date of Lender’s commitment letter.

(e) Interest will be calculated based upon a 360-day year and the actual number of days elapsed. This results in more interest than if a 365-day year were used. All amounts payable under this Note are payable in lawful money of the United States during normal business hours on a Banking Day (as such term is defined in the Loan Agreement).

2. Default. Maker will be deemed to be in default under this Note if Maker: (i) fails to make any payment required under this Note within ten (10) days after the date the payment is due, or if there is not specified due date then within 10 days after written notice from Lender; (ii) is in default (monetary or non-monetary) beyond all applicable notice and cure periods under the Deed of Trust (as defined below) or under any of the other Loan Documents. If Maker is in default under this Note, or under any other Loan Documents, the unpaid principal and accrued and unpaid interest and any other unpaid amounts and costs due will bear interest at a rate (“Default Rate”) equal to 5% greater than the applicable rate of interest then being charged under the Note. From and after the date when the principal balance of this Note is due by reason of its scheduled maturity, acceleration, default, or otherwise (the date being called the “Maturity Date”), any unpaid principal and interest and any other unpaid amounts and costs under this Note will bear interest at the Default Rate. Additionally and without limitation, all amounts owed under any judgment obtained against Maker with respect to this Note will bear interest at the Default Rate.

3. Late Charge. Without limiting Holder’s right to charge and collect interest at the Default Rate upon the occurrence of the specified events, Maker acknowledges that, if any payment required under this Note is not paid within 10 days after the date the payment is due, the Holder will incur additional costs. The exact amount of these costs is difficult and impracticable to assess. Maker acknowledges that, under the circumstances existing at the time this Note is made, the sum equal to the greater of $100.00 or five percent (5.00%) of the overdue amount is a reasonable charge, and Maker promises to pay this late charge when due. No notice of the assessment of the late charge need be given by Holder to Maker. The obligation of Maker to pay the late charge does not alter or affect the rights of the Holder to collect interest on the amounts due under this Note at the interest rates established in this Note nor does it affect or impair Holder’s other rights or remedies under this Note or any other Loan Documents.

4. Usury Limitation. Maker agrees to pay, and has contracted with Holder to pay, an effective rate of interest that, together with the interest rates described in this Note, results from the inclusion of all charges, late fees, and default interest payable by Maker that may constitute interest for the purposes of any applicable usury laws. Nothing in this Note will be construed as a violation of any usury laws that may be enacted from time to time in the State of California. If Holder receives an amount that would exceed any usury limits, all amounts that would be excessive interest will be applied as a reduction in the unpaid principal balance and, if a surplus still remains, all amounts will be remitted by Holder to Maker. To the extent that Maker is legally capable of doing so, Maker agrees that the only relevant usury laws are the relevant laws of the State of California that are in effect on the date of this Note.

5. Acceleration. At the option of the Holder, all sums due under this Note (including all unpaid principal and interest) will become immediately due and payable without notice upon the occurrence of any default under this Note. Every party who is now or in the future may become liable for payment of this Note, and every Surety (defined below) of this Note, expressly agrees that the Note may be extended unilaterally from time to time and expressly consents to the release of all or part of the Property encumbered by the Deed of Trust.

6. Collection Costs. If any default occurs under this Note, Maker and all Sureties promise to pay all reasonable costs of collection including, without limitation, attorney fees in a reasonable amount. Without limiting the foregoing, Maker and all Sureties agree to pay all court costs and attorney fees incurred by or assessed against Holder if Holder is made a party to any litigation solely because of the existence of the indebtedness evidenced by this Note.

7. Prepayment. If this Note is prepaid in whole or in part, at any time and for any reason prior to the applicable Maturity Date, Maker agrees to pay a prepayment fee equal to: (i) one percent (1%) of the amount prepaid if said payment is received by Payee during the first two years after the Effective Date, and (ii) one half percent (.5%) of the amount prepaid if said payment is received by Payee during the third year after the Effective Date. No prepayment fee shall be payable for prepayments made after the end of the third year after the Effective Date. Maker understands that any loan fees, origination fees, or prepaid finance charges previously paid to Holder will not be refunded upon any early prepayment. Early payments will not, unless otherwise agreed by Holder, relieve Maker of its obligations to continue to make payments for each future payment period.

8. Governing Law. This Note is governed by, and is to be construed in accordance with, the laws of the State of California. Any action brought to enforce, construe, or interpret any provision of this Note must be commenced or maintained in the Superior Court of the State of California, Orange County or, if the Superior Court lacks or declines jurisdiction, in the United States District Court for the District of California. All parties irrevocably consent to this jurisdiction and venue and agree not to transfer or remove any action commenced in accordance with this provision of the Note.

9. Waivers. Maker and all sureties, guarantors, endorsers, and accommodation parties (each a “Surety”) of this Note or any obligation under this Note each: (i) agree that the liability for payment under this Note is joint and several; (ii) waive all formalities in connection with collection on this Note, to the fullest extent permitted by law, including demand, presentment, notice of dishonor, diligence in collection, notice of protest, and notice of nonpayment; and (iii) waive all homestead and exemption rights, if applicable, affecting the full collection of this Note. Maker and each Surety agree to all renewals, modifications, extensions, partial payments, discharges, releases, or substitutions of security of or for this Note that are made before or after the Maturity Date, all of which may be made without prejudice to the rights of the Holder under this Note.

10. Sureties. In addition, each Surety waives and agrees not to assert: (i) any right to require Holder to proceed against Maker or any other Surety, to proceed against or exhaust any security for the Note, to pursue any other remedy available to Holder, or to pursue any remedy in any particular order or manner; (ii) the benefits of any legal or equitable doctrine or principle of marshalling; (iii) notice of the existence, creation, or incurring of new or additional indebtedness of Maker to Holder; (iv) to the fullest extent permitted by law, the benefits of any statutory provision limiting the liability of a surety; (v) any defense arising by reason of any disability or other defense of Maker or by reason of the cessation from any cause whatsoever (other than payment in full) of the liability of Maker for payment of the Note; and (vi) to the fullest extent permitted by law, the benefits of any statutory provision limiting the right of Holder to recover a deficiency judgment, or to otherwise proceed against any person or entity obligated for payment of the Note, after any foreclosure or trustee’s sale of any security for the Note. Until payment in full of the Note, no Surety will have any right of subrogation and each waives any right to enforce any remedy that Holder now has, or may have in the future, against Maker or any other Surety, and waives any benefit of, and any right to participate in, any security now or in the future held by Holder.

11. Preferential Payment. Maker agrees that, to the extent Maker or any Surety makes any payment to Holder in connection with the indebtedness evidenced by this Note and all or any part of the payment is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by Holder or paid over to a trustee, receiver, or any other entity, whether under any bankruptcy act or otherwise (any payment of this type being referred to as a “Preferential Payment”), the indebtedness of Maker under this Note will continue or will be reinstated, as the case may be, and, to the extent of the payment or repayment by Holder, the indebtedness evidenced by this Note or part of this Note intended to be satisfied by the Preferential Payment will be revived and continued in full force and effect as if the Preferential Payment had not been made.

12. Application of Payments. Any check, draft, money order, or other instrument given in payment of all or any portion of this Note may be accepted by Holder and handled for collection, but the acceptance of the check, draft, money order, or other instrument will not constitute payment under the Note or diminish any of Holder’s rights under the Note unless and until actual cash proceeds are unconditionally received by Holder and applied to the indebtedness evidenced by this Note. Unless a default under this Note has occurred and is continuing, all payments made by Maker under this Note will be applied: (i) first, to late charges, costs of collection or enforcement, and similar amounts due, if any, under the Note, or any other Loan Documents; (ii) second, to interest that is due and payable under this Note; and (iii) third, the remainder to principal due and payable under this Note. If a default under this Note has occurred and is continuing, all payments made by Maker under this Note will be applied to the sums due under this Note, or any other Loan Documents in any order or combination that Holder may determine, in its sole discretion.

13. Cumulative Rights. The rights and remedies of the Holder under this Note are intended to be cumulative and concurrent and may be pursued singularly, successively, or together against Maker and/or each and every Surety, or any of them. If there is more than one Maker, the obligations and covenants of each Maker will be joint and several. Failure of the Holder to exercise any right or option under this Note will not constitute a waiver of Holder’s right to exercise its rights or options in the event of a subsequent default or in the event of the continuance of any existing default.

14. Time for Performance. Time is of the strictest essence in the payment and performance by Maker under this Note.

15. Security. This Note is secured by a senior and first priority Deed of Trust, Security Agreement, Assignment of Rents and Leases, and Fixture Filing (“Deed of Trust”) in favor of Fidelity National Title Company, as trustee, encumbering certain real property located in Orange County, California (“Property”).

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SIGNATURES FOLLOW ON THE NEXT PAGE.]

This Note is made and entered into as of the date set forth at the beginning of this Note.

“Maker”

Quest Software, Inc., a Delaware corporation

By:	/s/ Scott Davidson
Name:	Scott Davidson
Title:	CFO

By:	/s/ David Cramer
Name:	David Cramer
Title:	VP, General Counsel & Secretary

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